SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ___)

Filed by the Registrant [   ]
Filed by a Party other than the Registrant [X]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

BANCORP RHODE ISLAND, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Daniel J. Mullane
          John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by PL Capital Group

                The PL Capital Group issued a press release on May 16, 2008. A copy of the press release follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

Important Information

                PL Capital Group has filed a definitive proxy statement and other proxy materials with the Securities and Exchange Commission (the “SEC”) in connection with the nomination of Daniel J. Mullane, Richard J. Lashley and John W. Palmer (the “PL Capital Nominees”) to serve as directors of Bancorp Rhode Island, Inc. The definitive proxy statement has been sent to shareholders of Bancorp Rhode Island seeking their support of the PL Capital Nominees at Bancorp Rhode Island’s 2008 Annual Meeting of Shareholders. Shareholders are urged to read the definitive proxy statement and proxy card because they contain important information about PL Capital Group, the PL Capital Nominees, Bancorp Rhode Island and related matters. Shareholders may obtain a free copy of the definitive proxy statement and other documents filed by PL Capital Group with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed by PL Capital Group with the SEC may also be obtained free of charge from PL Capital Group.

Participants in Solicitation

                PL Capital Group consists of the following persons who are participants in the solicitation from Bancorp Rhode Island, Inc.’s shareholders of proxies in favor of the PL Capital Nominees: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; John W. Palmer and Daniel J. Mullane. Such participants may have interests in the solicitation, including as a result of holding shares of Bancorp Rhode Island common stock. Information regarding the participants and their interests is contained in the definitive proxy statement filed by PL Capital Group with the SEC in connection with Bancorp Rhode Island’s 2008 Annual Meeting of Shareholders.

PL CAPITAL REQUESTS BANCORP RHODE ISLAND TO PUBLICLY DISCLOSE ITS BASIS TO ACHIEVE ITS STATED GOAL TO LOWER ITS EFFICIENCY RATIO TO 65% IN THE SHORT-TERM

Naperville, IL May 16, 2008 PR Newswire/ — On May 15, 2008, Bancorp Rhode Island, Inc. (NASDAQ: BARI) announced that RiskMetrics Group, Inc. (formerly Institutional Shareholder Services) (ISS) recommended that Bancorp Rhode Island shareholders vote for all of Bancorp Rhode Island’s nominees at the company’s upcoming Annual Meeting of Shareholders on May 21, 2008.

As part of ISS’ decision to support Bancorp Rhode Island’s nominees, the report stated “Management informed ISS that it expects BARI’s efficiency ratio to decline to 65 percent in the short-term, closer to its peer group average of 61 percent.” This material non-public information, selectively disclosed to ISS by Bancorp Rhode Island, runs contrary to Bancorp Rhode Island’s publicly disclosed earnings guidance of earnings per share of $1.94 to $1.99 for fiscal 2008, and is omitted from Bancorp Rhode Island’s proxy materials.

PL Capital estimates that a 65% efficiency ratio achieved through a reduction in expenses would equate to earnings per share of $2.51 for fiscal 2008. To arrive at a 65% efficiency ratio through an increase in revenues would equate to earnings per share of $2.78 for fiscal 2008. This range is materially above Bancorp Rhode Island’s publicly disclosed earnings guidance of earnings per share of $1.94 to $1.99 for fiscal 2008. As PL Capital previously stated in its definitive proxy materials, Bancorp Rhode Island’s publicly disclosed earnings guidance suggests that Bancorp Rhode Island has “hit a wall” at an 8% return on equity and an efficiency ratio consistently stuck above 70%, which is in sharp contrast to Bancorp Rhode Island’s selectively disclosed statement to ISS that it expects its efficiency ratio to decline to 65% in the short-term.

John Palmer of PL Capital, the second largest shareholder in Bancorp Rhode Island, stated “we believe that Bancorp Rhode Island’s selective disclosures to ISS are material and significant, and that Bancorp Rhode Island has a duty to incorporate the revised efficiency ratio into their 2008 earnings guidance and proxy materials. PL Capital has notified the Securities and Exchange Commission of Bancorp Rhode Island’s selective disclosure to ISS and the need for Bancorp Rhode Island to update its 2008 public earnings guidance and provide in its proxy materials its basis for achieving an efficiency ratio of 65% in the short-term.

While we are skeptical of Bancorp Rhode Island’s ability to achieve a 65% efficiency ratio in the short-term, we would welcome this improvement in Bancorp Rhode Island’s performance. We plan to hold CEO Merrill Sherman and the Board of Directors accountable to achieve this revised guidance.”

Contact:	Richard Lashley	John W. Palmer
	973-360-1666	630-848-1340
	Bankfund@aol.com	Palmersail@aol.com